UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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DoubleClick Inc.

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This filing consists of the transcript of a conference call with investors held by DoubleClick on April 25, 2005.

Final Transcript

Apr. 25. 2005 / 10:00AM
DCLK – DoubleClick Announces Agreement to Be Acquired by Hellman & Friedman LLC

Conference Call Transcript

DCLK — DoubleClick Inc. Announces Agreement To Be Acquired By Hellman & Friedman LLC

Event Date/Time: Apr. 25. 2005 / 10:00AM ET

Event Duration: N/A

Final Transcript

Apr. 25. 2005 / 10:00AM
DCLK — DoubleClick Announces Agreement to Be Acquired by Hellman & Friedman LLC

CORPORATE PARTICIPANTS

Jason McGruder
DoubleClick — Director of IR

Kevin Ryan
DoubleClick — CEO

Bruce Dalziel
DoubleClick — CFO

CONFERENCE CALL PARTICIPANTS

Christa Quarles
Thomas Weisel Partners — Analyst

Heath Terry
CSFB — Analyst

Michael Gallant
CIBC — Analyst

Brad Eichler
Stephens Inc. — Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the DoubleClick conference call. (OPERATOR INSTRUCTIONS) As a reminder, today’s conference is being recorded. I would now like to turn the call over to the Director of Investor Relations, Mr. Jason McGruder. Please go ahead.

Jason McGruder — DoubleClick — Director of IR

Good morning, everyone, and thank you for joining us. With me today are Kevin Ryan, DoubleClick’s Chief Executive Officer, and Bruce Dalziel, our Chief Financial Officer.

Before we get started let me remind you of the following. Statements made during this call regarding the proposed transaction, the expected effects, timing and completion of the proposed transaction and any other statements about DoubleClick’s future expectations, beliefs, goals, plans and prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results or events predicted in these statements may vary materially from actual results due to a number of important factors. Please see our press release sent out earlier today for further details. Copies of these documents are available at our investor relations website ir.doubleclick.net.

I will now turn it over to Kevin.

Kevin Ryan — DoubleClick — CEO

Thank you, Jason, and thank you for all for joining us. We’re here to discuss some exciting news in the ongoing development of DoubleClick. I’m going to start with some prepared remarks on today’s

Final Transcript

Apr. 25. 2005 / 10:00AM
DCLK — DoubleClick Announces Agreement to Be Acquired by Hellman & Friedman LLC

announcement, and then we will open up the call after Bruce’s part for a brief question-and-answer period.

Stepping back, as you know, in October 2004 DoubleClick announced it had retained Lazard to explore strategic options for the business in order to achieve greater shareholder value. Over the last six months the Board carefully explored a number of options, including sale of part or all of the Company. In that process, the Board spoke to dozens of potential partners, including both private equity firms and strategic companies, in the guise of selling part of the Company or even all of the Company. During this process we narrowed down potential buyers, and that required several months of discussion and negotiations.

We’re pleased to announce that these efforts have resulted in a transaction that we believe will benefit all of our stakeholders, especially the shareholders, customers, and employees of DoubleClick. Today DoubleClick announced it has signed a definitive agreement with Hellman & Friedman in which Hellman & Friedman has agreed to acquire DoubleClick in an all-cash deal.

Some of you may know Hellman & Friedman. They have a great reputation based in San Francisco. They’re a leading private equity firm that has raised and managed over $8 billion and invested in approximately 50 companies during its 20-year plus history. Hellman & Friedman is one of the few private equity firms with a focused effort in marketing services, and therefore has extensive experience in this area. They’ve invested in and helped build outstanding companies such as Digitas and Young & Rubicam. As such, we believe Hellman & Friedman is an excellent partner that will see DoubleClick into its next phase of its growth and expansion. Having explored a wide range of strategic options for our Company, we are extremely pleased to partner with them, as this represents the best option in increasing shareholder value.

While this is truly an exciting change, our customers will continue to receive the same great products and services that have made us their partner in data and technology solutions and a leader in those markets. The product roadmap that we’ve shared with customers and have been working to further develop will not change. And importantly, DoubleClick is committed to ensuring that we continue to grow while maintaining the actual level of customer service and product innovation that our customers and partners have come to expect. So I think this is going to be a great transaction for all constituencies.

Today, as part of this, we also announced that following the close of the transaction I will be stepping down as Chief Executive Officer and leaving the Company to pursue other opportunities. At the close David Rosenblatt will become the CEO of the TechSolutions Division and Brian Rainey will become the CEO of the DataSolutions Division. A new Board of Directors and Chairman will be appointed after the closing to oversee the two divisions.

By the way, in addition to the press release that Jason mentioned we filed, we have also filed a merger agreement, the employee FAQ, and my e-mail to the DoubleClick employees, so you should definitely take a look at those.

Let me just step back for a second. I joined the Company nine years ago, and am very pleased by what we’ve been able to accomplish over that timeframe. It is very rare that one can join a startup and be part of growing it to over 1500 employees and a leader on a worldwide basis in many of our businesses. It’s been an exciting time period, but I’m also very excited about this transaction. I think Hellman & Friedman is a fantastic partner. And I’ve worked with David Rosenblatt for the past eight years, and with Brian Rainey myself for the last six years. And he’s been with Abacus for about 13 years. So I think the two of them will do a great job going forward.

I would now like to turn over the call to Bruce to talk about the specifics of the deal.

Final Transcript

Apr. 25. 2005 / 10:00AM
DCLK — DoubleClick Announces Agreement to Be Acquired by Hellman & Friedman LLC

Bruce Dalziel — DoubleClick — CFO

Thank you, Kevin. Under the terms of the agreement, DoubleClick shareholders will receive $8.50 per share in cash. This represents a 10.6% premium over the average closing price of DoubleClick’s common stock for the last 30 trading days and a 33.6% premium to the closing price of DoubleClick’s common stock on October 29, 2004, the day before we announced our intent to commence a review of strategic alternatives. The aggregate consideration paid in the transaction to shareholders is approximately $1.1 billion.

DoubleClick’s existing zero coupon subordinated notes, due 2023, in the aggregate principal amount of $135 million, will remain outstanding, subject to the rights of holders to require DoubleClick to repurchase their notes at par following consummation of the transaction.

The transaction has been approved by our Board of Directors. Subject to shareholder approval, the expiration of antitrust waiting periods, the closing of debt financing arrangements set forth in a commitment letter received by Hellman & Friedman, and other customary closing conditions, we expect the deal will be closed in the third quarter. A special meeting of DoubleClick shareholders will be scheduled as soon as practicable following preparation and filing of the proxy materials with the Securities and Exchange Commission.

In closing I’d like to reiterate, as Kevin did, that we believe this transaction offers great value to our shareholders, customers and employees, and underscores the strength of our industry and leadership position and our business model. We’re extremely pleased to partner with Hellman & Friedman, as together DoubleClick will continue to invest in and develop our growing online advertising and marketing and data services, while ensuring that we deliver the same great products that have made us a market leader. I’m confident that the combination of Hellman & Friedman’s industry knowledge and expertise in collaboration with DoubleClick’s experienced management team will be a winning combination in further developing the Company’s leadership position in its key markets.

With that I would like to open it up for your questions. Operator?

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Apr. 25. 2005 / 10:00AM
DCLK — DoubleClick Announces Agreement to Be Acquired by Hellman & Friedman LLC

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Christa Quarles, Thomas Weisel Partners.

Christa Quarles — Thomas Weisel Partners — Analyst

A couple of quick questions. I don’t know if you guys are able to comment about what the Company is planning to do from a restructuring standpoint, but, A, are there plain cost reductions out there; and then B, in terms of just the acquisition price, could you clarify, so they are acquiring the equity for $8.50 a share plus the debt, so total enterprise value of 1.2 billion? Or is the total enterprise value just the 1.1 billion and the debt assumption would be below that at around 1.0 billion? Thanks.

Kevin Ryan — DoubleClick — CEO

Just to answer the first question, I think from our point of view it is business as usual until the close, and we would run it as we would in the course of ordinary events. After that, that’s really — that’s a decision up for Hellman & Friedman. So I don’t — we can’t really comment on that.

Bruce Dalziel — DoubleClick — CFO

And for the second question, with the price of $8.50, that would be paid for each of the shares. And in addition to that, our zero coupon subordinated notes will remain outstanding, subject to possible repurchase at par after consummation of the transaction.

Christa Quarles — Thomas Weisel Partners — Analyst

So it is a 1.1 billion enterprise value then? I mean, basically they’re including — because they would be subject to — they would have to basically acquire the debt at par, as you’re saying, and so they’re basically — that will be in an addition to where the Company got bought out, right?

Bruce Dalziel — DoubleClick — CFO

At end of March we had 126,077,976 shares. So they will pay $8.50 for each of those shares and the debt will remain outstanding.

Christa Quarles — Thomas Weisel Partners — Analyst

Got you. Thanks.

Final Transcript

Apr. 25. 2005 / 10:00AM
DCLK — DoubleClick Announces Agreement to Be Acquired by Hellman & Friedman LLC

Operator

Heath Terry, CSFB.

Heath Terry — CSFB — Analyst

I was wondering if you could just try and give us an idea of when you expect this to close. I realize that there are a few steps along the way that have to happen, but your best estimate on what the timeframe on those will be.

Kevin Ryan — DoubleClick — CEO

Some of that is obviously out of our control. Our best estimate is that it closes in third quarter.

Heath Terry — CSFB — Analyst

Okay. Thank you.

Operator

Michael Gallant, CIBC.

Michael Gallant — CIBC — Analyst

I was wondering if you could comment in this structure here, did they get full credit for the NOLs, maximize the value of the NOLs in this structure? Also, I jumped on a couple of minutes late; you may have mentioned it. Is there any sort of breakup fee if the deal doesn’t go through and you accept another offer or something like that? And then also, if you could talk about was there — the structure you decided to go with, but was there any plans to kind of sell off data at any point and keep what you had on the tech side with the cash? And was there any comments that you can say in terms of how much demand or interest was there in some of the ad management businesses by some of your competitors? Thanks.

Bruce Dalziel — DoubleClick — CFO

On the NOL, yes on those NOLs largely survived the transaction and will be used by the buyer. In terms of the break up fee, in the event that the transaction were not consummated, there would be a breakup fee of approximately $28 million, and you can see the filing to get further details on that.

Kevin Ryan — DoubleClick — CEO

And on the third question, I mentioned early on that the Board did consider a sale of the entire Company, and also did consider a sale of some of the assets. And we were in conversations with dozens and dozens of players, so I think we did a very complete process. And that’s why it took several months until we did

Final Transcript

Apr. 25. 2005 / 10:00AM
DCLK — DoubleClick Announces Agreement to Be Acquired by Hellman & Friedman LLC

consider many options out there, and really concluded at the end of that entire process that this was — in the judgment of the Board that this was the best option to achieve the maximum shareholder value.

Operator

Mr. Gallant, does that answer your questions?

Michael Gallant — CIBC — Analyst

Yes it does.

Operator

Brad Eichler, Stephens Inc.

Brad Eichler — Stephens Inc. — Analyst

Good morning and congratulations on the deal. A couple of questions. What could cause the deal — I guess I’m a little surprised by the way the stock is trading this morning with such a big spread between the current price and the $8.50 bid. What could cause the deal not to go through at this point?

Bruce Dalziel — DoubleClick — CFO

The conditions of close are outlined in the agreements that were filed, Brad, and we’re not going to provide much more than that at this time. But there’s nothing that we haven’t filed for properly. So you can draw your own conclusion on the spread.

Brad Eichler — Stephens Inc. — Analyst

What additional due diligence is there on behalf of the buyer?

Kevin Ryan — DoubleClick — CEO

There’s no additional due diligence.

Bruce Dalziel — DoubleClick — CFO

Yes, the Board has accepted the offer.

Brad Eichler — Stephens Inc. — Analyst

On then on their debt financing agreement, when do you expect to hear something, the approval of that?

Final Transcript

Apr. 25. 2005 / 10:00AM
DCLK — DoubleClick Announces Agreement to Be Acquired by Hellman & Friedman LLC

Bruce Dalziel — DoubleClick — CFO

That will be done at the same time we’re working on these other regulatory requirements, Brad.

Brad Eichler — Stephens Inc. — Analyst

So like within the next month or —?

Bruce Dalziel — DoubleClick — CFO

Yes. So our estimate of closing in Q3 includes that as part of that estimate.

Brad Eichler — Stephens Inc. — Analyst

Okay. Congrats.

Operator

Now we would like to turn the call back to speakers for any closing remarks. Please go ahead.

Kevin Ryan — DoubleClick — CEO

Great. Well, thank you all for joining us on the call. It’s a big day and a big step for us. I know as a Company, as a Board and personally we’re excited, and we think this is the best step that we could have taken. And we’ve a lot of work into it in the last six months; a very, very complete process, and we think it’s a very good outcome. So we’re excited to work with Hellman & Friedman and think that DoubleClick is going to enter a new phase here and it’s going to be a great one. So thank you very much for joining us on the call, and we will speak to you soon.

Operator

Ladies and gentlemen, this conference will be available for replay from 1.30 PM Eastern Time today through Midnight May 25th. To access the replay dial 1-800-475-6701 and enter the access code of 780316. For international dialers, please dial 320-365-3844 and the same access code, 780316. Once again, the numbers, the 800-475-6701; the international 320-365-3844 and the access code is 780316. And again, that will run from today at 1.30 PM Eastern through Midnight May 25th. That does conclude your conference for today. Thank you for your participation and thank you for using AT&T Executive Teleconference Service. You may now disconnect.

Important Additional Information Will be Filed with the SEC

DoubleClick plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about DoubleClick, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by DoubleClick through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from DoubleClick by contacting Investor Relations, DoubleClick Inc., 111 Eighth Avenue, New York, NY 10011, telephone: (212) 683-0001.

DoubleClick and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding DoubleClick’s directors and executive officers is contained in DoubleClick’s Form 10-K for the year ended December 31, 2004 and its Proxy Statement dated April 26, 2004, which are filed with the SEC. As of March 31, 2005, DoubleClick’s directors and executive officers beneficially owned approximately 15.9 million shares, or 12%, of DoubleClick’s common stock.

Cautionary Note Regarding Forward-Looking Statements

Statements in this document regarding the proposed merger transaction, the expected effects, timing and completion of the proposed transaction and any other statements about DoubleClick’s future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects, “estimates” and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction due to the failure to obtain stockholder approval, the failure of the buyer to consummate the necessary debt financing arrangements set forth in a commitment letter received by Parent or the failure to satisfy other conditions to the closing of the proposed transaction, the ability to recognize the benefits of the transaction, intense competition in DoubleClick’s industry, lack of growth or decline in online advertising or marketing, changes in government regulation, failure to manage the integration of acquired companies, failure to successfully manage the DoubleClick’s international operations and other risks that are contained in documents and the other factors described in DoubleClick’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC. In addition, any forward-looking statements represent DoubleClick’s estimates only as of today and should not be relied upon as representing DoubleClick’s estimates as of any subsequent date. DoubleClick disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.